INTERNATIONAL SHIPHOLDING CORPORATION

REPORTS FOURTH QUARTER AND YEAR-END 2015 RESULTS

Mobile, AL. February 24, 2016 – International Shipholding Corporation (OTCQX: ISHC) today announced financial results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter and Year-To-Date Highlights

•	Strategic Plan initiatives have resulted in the completion of 10 transactions generating gross proceeds of $98.6 million
•	The Company has achieved total debt reduction of approximately $90.3 million since September 30, 2015, which includes approximately $8.4 million from regularly scheduled debt payments
•	The Company has eliminated its Dry Bulk Carriers operating segment
•	Execution of the Strategic Plan continues, with additional transactions expected to reduce overall debt to $100-110 million by June 30, 2016

Net Loss

The Company reported a net loss of $167.8 million for the fourth quarter of 2015. The loss was primarily driven by non-cash impairment losses of $149.6 million and other impairment related and non-cash items of $7.5 million. Excluding these non-cash items, the Company’s net loss for the three months ended December 31, 2015 was $10.7 million. For the comparable three month period ended December 31, 2014, the Company reported a net loss of $10.0 million after excluding certain non-cash items.

Mr. Niels M. Johnsen, Chairman and Chief Executive Officer, stated “We continue to work through our Strategic Plan, which, by its very nature, will evolve as we seek to maximize the value of our long-term contracts, strong customer relationships, and extensive industry experience.  We firmly believe that our longstanding strategy of focusing on niche market cargo-centric activities is the best path forward.”

Gross Voyage Profit

The Company’s fourth quarter 2015 gross voyage loss was $132,000, compared to profit of $13.7 million in the comparable 2014 three month period. The results by operating segments are as shown below:

(All Amounts in Millions)		Pure Car	Dry Bulk		Specialty
	Jones Act	Truck Carriers	Carriers	Rail-Ferry	Contracts	Other	Total
Fourth Quarter, 2015
Gross Voyage Profit (Loss)	$-	$2.2	$(4.7)	$1.6	$0.8	$-	$(0.1)
Depreciation	(1.9)	(1.5)	(0.4)	(0.4)	(0.4)	(1.1)	(5.7)
Gross Profit (Loss) (After Depreciation)	$(1.9)	$0.7	$(5.1)	$1.2	$0.4	$(1.1)	$(5.8)

EBITDA	$(0.2)	$0.6	$0.2	$0.9	$(0.3)	$0.1	$1.3
Number of non-operating days	142	4	30	32	-	-	208
Number of operating days	502	538	1,686	152	1,450	-	4,328
Number of Vessels	7	6	19	2	13	-	47

Fourth Quarter, 2014
Gross Voyage Profit (Loss)	$9.1	$2.6	$0.5	$0.5	$1.3	$(0.3)	$13.7
Depreciation	(2.0)	(2.2)	(1.6)	(0.4)	(0.5)	(0.2)	(6.9)
Gross Profit (Loss) (After Depreciation)	$7.1	$0.4	$(1.1)	$0.1	$0.8	$(0.5)	$6.8

EBITDA	$9.4	$2.3	$0.3	$0.6	$1.8	$0.2	$14.6
Number of non-operating days	105	2	-	-	13	-	120
Number of operating days	539	642	1,932	184	1,367	-	4,664
Number of Vessels	7	7	21	2	15	-	52

Variance
Gross Voyage Profit (Loss)	$(9.1)	$(0.4)	$(5.2)	$1.1	$(0.5)	$0.3	$(13.8)
Depreciation	0.1	$0.7	$1.2	$-	$0.1	$(0.9)	$1.2
Gross Profit (Loss)	$(9.0)	$0.3	$(4.0)	$1.1	$(0.4)	$(0.6)	$(12.6)

Note:  A Non-GAAP reconciliation statement is attached

The Jones Act segment reported a gross voyage loss of $62,000 in the quarter, compared to gross voyage profit of $9.1 million in the 2014 fourth quarter. The United Ocean Services (“UOS”) results continued to be impacted by lower freight rates and volumes, as well as out-of-service days, which in turn significantly increased non-revenue ballast legs of voyages undertaken in order to meet contractual tonnage requirements. Thus far in 2016, we have experienced improved operational efficiencies which will allow the Company to continue its efforts to rationalize the UOS fleet while continuing to fully service our contracts. The Pure Car Truck Carrier (“PCTC”) segment reported a gross voyage profit of $2.2 million in the 2015 fourth quarter, versus a $2.6 million gross voyage profit in the comparable 2014 quarter. While the contribution from its supplemental cargo was down slightly year-over-year, the full year 2015 supplemental cargo results met our projected gross voyage profit of approximately $7.0 million. The Dry Bulk segment had a gross voyage loss of $4.7 million, which included an impairment charge of $5.3 million from the Company’s minority investment in a venture owning and operating mini bulkers. Excluding the non-cash charge, this segment achieved a small improvement from the comparable 2014 gross voyage profit results. With the transition of our only remaining mini bulker into service under a long-term contract in our Specialty segment, the Company has now completed the full divestment of this segment as it continues to execute its Strategic Plan adopted in the fourth quarter of 2015. Gross voyage profit from the Rail Ferry segment was higher by approximately $1.1 million year-over-year, primarily resulting from lower operating cost. The Specialty segment reported gross voyage profit of $0.8 million, which is down slightly from 2014 fourth quarter results. Finally, the Company’s Other segment, consisting primarily of ship brokerage services, reported a gross voyage loss of $34,000, improving from a loss of $210,000 experienced in the 2014 fourth quarter.

Administrative and General (“A&G”)

Administrative and general expenses were $7.5 million, versus $5.2 million for the comparable 2014 fourth quarter. The higher cost is primarily a result of professional fees of approximately $2.5 million related to various financing transactions and an increase of approximately $1.2 million in bad debt expense, partially offset by lower wage and benefits.

Interest and Other

Interest and other charges for the 2015 fourth quarter were $4.8 million, compared to $2.1 million for the comparable three month period in 2014. The increase was due primarily to the recognition of a non-cash embedded derivative liability and the acceleration of deferred charges on assets held for sale. The embedded derivative liability is the projected premium rate on our preferred stock resulting from the non-payment of the preferred stock dividend.

Taxes

The Company reported a tax provision of $34,000 in the 2015 fourth quarter. The 2014 fourth quarter provision of $9.5 million included recognition of a valuation allowance resulting from uncertainty regarding the Company’s ability to utilize its deferred tax assets.

Balance Sheet

The Company has continued to execute its Strategic Plan, approved by the Board of Directors on October 21, 2015. Through December 31, 2015, we had reduced our debt burden during the fourth quarter from $213.7 million to the $159.8 million classified as current debt on our Consolidated Balance Sheet. While the Strategic Plan previously targeted a debt balance of approximately $85 - $90 million by June 30, 2016, we are now projecting that balance in the $100 -$110 million range. This adjustment is primarily a result of changes in market conditions over the past several months, including lower than expected sales proceeds on disposition of assets and our decision to exchange our shares in the mini-bulker venture for 100% ownership of a 2008-built mini bulker, which we have now placed in our Specialty segment to service a contract through 2021. We expect to realize accretion through the reassignment of the 100%-owned, mini bulker to that long term contract.

While we move ahead to execute the Strategic Plan , we also continue to look to other opportunities that would generate capital to fund both ongoing working capital needs and further debt reduction. As previously disclosed, the Company has reached contingent agreements with all of its lenders and lessors amending its credit facilities with waivers of financial covenants through March 31, 2016, with relief from testing of covenant compliance until June 30, 2016, provided that we continue to meet various specific requirements.

Dividend

Under the terms of the Company’s Series A and Series B preferred stock, no common stock dividends may be declared, paid or set apart until all dividends on the preferred stock have been satisfied. The Company did not pay a preferred dividend, on either its series A or B preferred stock, on the scheduled payment dates of October 30, 2015 or January 30, 2016. Under the terms of the preferred stock, if two dividend payments are missed, the per annum dividend rate increases by 2%.  If subsequent dividend payments are not made, each quarter missed will result in additional 2% increase up to a maximum of double the original dividend rate. The rate will reset to the original dividend rate at such time as all accrued and unpaid dividends have been paid for a period of three consecutive quarters.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Thursday, February 25, 2016 at 10:00 AM ET. To participate in the conference call, please dial (888) 505-4375 (domestic) or (719) 325-2177 (international). Participants can reference the International Shipholding Corporation Fourth Quarter 2015 Earnings Call or passcode 2431749.  Please dial in approximately 5 minutes prior to the call.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.intship.com.  Please allow extra time prior to the call to visit the Company’s website and download any software that may be needed to listen to the webcast.

A replay of the conference call will be available through March 3, 2016 at (877) 870-5176 (domestic) or (858) 384-5517 (international).  The passcode for the replay is 2431749.

Other

For more detailed information about our financial position, financial performance and prospects (including factors that could impede/negatively impact our ability to continue as a going concern), please see our Annual Report on Form 10-K for the year ended December 31, 2015, which we expect to file with the Securities and Exchange Commission by March 4, 2016.

About International Shipholding

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and International flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

Caution concerning forward-looking statements

Except for historical and factual information, the matters set forth in this release and future oral or written statements made by us or our management, including statements regarding our 2016 guidance, and other statements identified by words such as “estimates,” “expects,” “anticipates,” “plans,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations only, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control.  Actual events and results may differ materially from those anticipated, estimated, projected, expressed or implied by us if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect. Factors that could affect actual results include, but are not limited to: our ability to continue as a going concern; our ability to avoid defaulting under our financing agreements; our ability to successfully and timely execute our Strategic Plan in full on the terms and conditions currently contemplated; our ability to maximize the usage of our vessels and other assets on favorable terms, including our ability to renew our time charters and contracts on favorable terms when they expire, to maximize our carriage of supplemental cargoes; changes in domestic or international transportation markets that reduce the demand for shipping generally or for our vessels in particular, including changes in the rates at which competitors add or scrap vessels; industry-wide changes in cargo freight rates, charter rates, vessel design, vessel utilization or vessel valuations, or in charter hire, fuel or other operating expenses; unexpected out-of-service days affecting our vessels, whether due to drydocking delays, unplanned maintenance, accidents, equipment failures, adverse weather, natural disasters, piracy or other causes; our ability to access the credit markets or sell assets on terms reasonable to us or at all, including our ability to sell our vessels held for sale; political events in the United States and abroad; the appropriation of funds by the U.S. Congress, including the impact of any future cuts to federal spending similar to the U.S. Congress’ recent “sequestration” cuts; terrorism, piracy, quarantines and trade restrictions; changes in foreign currency rates or interest rates; the effects of more general factors, such as changes in tax laws or rates in pension or benefits costs, or in general market, labor or economic conditions; and each of the other economic, competitive, governmental, and technological factors detailed in our reports filed with the Securities and Exchange Commission.  You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factors on our business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements.  Accordingly, you are cautioned not to place undue reliance upon any of our forward-looking statements, which are inherently speculative and speak only as of the date made.  We undertake no obligation to update or revise, for any reason, any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or developments, changed circumstances or otherwise.

Contact:

James T. Higginbotham

(251)243-9114

Higgjt@intship.com

Sheila Dean

(251)243-9230

deansa@intship.com

International Shipholding Corporation

Niels M. Johnsen, Chairman (212) 943-4141

Erik L. Johnsen, President (251) 243-9221

Manny Estrada, V. P. and CFO (504) 249-6082

Non-GAAP Reconciliation by Segment
Quarter ended December 31, 2015

(All Amounts in Millions)
		Pure Car	Dry Bulk		Specialty
Jones Act		Truck Carriers	Carriers	Rail-Ferry	Contracts	Other	Total
Fourth Quarter, 2015
Gross Voyage Profit (Loss)	$-	$2.2	$(4.7)	$1.6	$0.8	$-	$(0.1)
*Add Back: Amortization & Drydock	2.9	0.5	-	0.2	(0.6)	-	3.0
A&G	(3.1)	(2.1)	(0.4)	(0.9)	(1.0)	-	(7.5)
Other	-	-	5.3	-	0.5	0.1	5.9
EBITDA	$(0.2)	$0.6	$0.2	$0.9	$(0.3)	$0.1	$1.3
Depreciation	(1.9)	(1.5)	(0.4)	(0.4)	(0.4)	(1.1)	(5.7)
Impairment	(49.5)	(16.2)	(63.5)	(1.6)	(14.1)	(4.7)	(149.6)
Amortization	(2.9)	(0.5)	-	(0.2)	0.6	-	(3.0)
Other	-	-	(5.3)	-	(0.5)	(0.1)	(5.9)
*Add Back: Unconsolidated Entities	-	-	5.5	0.2	-	-	5.7
Operating Loss	$(54.5)	$(17.6)	$(63.5)	$(1.1)	$(14.7)	$(5.8)	$(157.2)

Fourth Quarter, 2014
Gross Voyage Profit (Loss)	9.1	$2.6	$0.5	$0.5	$1.3	$(0.3)	$13.7
*Add Back: Amortization & Drydock	3.7	0.7	-	0.3	0.6	-	5.3
A&G	(3.4)	(1.0)	(0.2)	(0.2)	(0.5)	0.1	(5.2)
Other	-	-	-	-	0.4	0.4	0.8
EBITDA	9.4	$2.3	$0.3	$0.6	$1.8	$0.2	$14.6
Depreciation	(2.0)	(2.2)	(1.6)	(0.4)	(0.5)	(0.2)	(6.9)
Impairment	(6.6)	-	(28.3)	-	(3.3)	-	(38.2)
Amortization	(3.7)	(0.7)	-	(0.3)	(0.6)	-	(5.3)
Other	-	-	-	-	(0.4)	(0.4)	(0.8)
Loss on Sale of Asset**	-	-	-	-	-	0.1	0.1
*Add Back: Unconsolidated Entities	-	-	(0.1)	-	(0.3)	-	(0.4)
Operating Loss	(2.9)	$(0.6)	$(29.7)	$(0.1)	$(3.3)	$(0.3)	$(36.9)

* To remove the effect of including the results of the unconsolidated entities, drydock, and amortization in Gross Voyage Profit
**Loss on Sale of Asset not included in calculation of EBITDA

INTERNATIONAL SHIPHOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(All Amounts in Thousands Except Share Data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues	$57,631	$70,978	$259,474	$294,834

Operating Expenses
Voyage Expenses	48,992	52,355	207,581	223,040
Amortization Expense	3,006	5,316	16,198	22,107
Vessel Depreciation	4,622	6,705	21,395	26,233
Other Depreciation	1,051	206	1,607	751
Administrative and General Expenses	7,546	5,157	22,832	20,985
Impairment Loss	149,593	38,213	154,463	38,213
(Gain) Loss on Sale of Assets	30	1	(4,543)	2
Total Operating Expenses	214,840	107,953	419,533	331,331

Operating Income (Loss)	(157,209)	(36,975)	(160,059)	(36,497)

Interest and Other
Interest Expense	5,036	2,661	13,342	9,737
Derivative (Gain) Loss	-	(75)	2,991	(132)
Loss on Extinguishment of Debt	230	-	585	225
Other Income from Vessel Financing	(455)	(441)	(1,833)	(1,858)
Investment Income	(1)	(71)	(30)	(373)
Foreign Exchange Loss	-	61	91	184
	4,810	2,135	15,146	7,783
Loss Before Provision for Income Taxes and Equity in Net Income (Loss) of Unconsolidated Entities	(162,019)	(39,110)	(175,205)	(44,280)

Provision for Income Taxes	34	9,517	439	10,429

Equity in Net Income (Loss) of Unconsolidated Entities (Net of Applicable Taxes)	(5,765)	374	(4,049)	10

Net Loss	$(167,818)	$(48,253)	$(179,693)	$(54,699)

Preferred Stock Dividends	1,305	1,305	5,221	5,221

Net Loss Attributable to Common Stockholders	$(169,123)	$(49,558)	$(184,914)	$(59,920)

Loss Per Common Share:
Basic	$(23.06)	$(6.79)	$(25.24)	$(8.23)
Diluted	$(23.06)	$(6.79)	$(25.24)	$(8.23)

Weighted Average Shares of Common Stock Outstanding:
Basic	7,333,406	7,301,657	7,324,928	7,284,482
Diluted	7,333,406	7,301,657	7,324,928	7,284,482

Common Stock Dividends Per Share	$-	$0.25	$0.35	$1.00

INTERNATIONAL SHIPHOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(All Amounts in Thousands)

(Unaudited)

	2015	2014
ASSETS
Cash and Cash Equivalents	$9,560	$21,133
Restricted Cash	1,530	1,394
Accounts Receivable, Net of Allowance for Doubtful Accounts	25,787	31,322
Prepaid Expenses	8,683	10,927
Deferred Tax Asset	309	408
Other Current Assets	400	370
Notes Receivable	1,628	3,204
Material and Supplies Inventory	7,035	9,760
Assets Held for Sale	51,846	6,976
Total Current Assets	106,778	85,494

Investment in Unconsolidated Entities	187	21,837
Vessels, Property, and Other Equipment, Net of Accumulated Depreciation	188,577	374,733
Deferred Charges, Net of Accumulated Amortization	23,037	25,787
Intangible Assets, Net of Accumulated Amortization	-	25,042
Due from Related Parties	1,415	1,660
Notes Receivable	24,140	24,455
Goodwill	-	2,735
Other Long-Term Assets	2,168	4,843
Assets Held for Sale	-	48,701
Total Assets	$346,302	$615,287

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Maturities of Long-Term Debt, Net	$156,807	$23,367
Accounts Payable and Other Accrued Expenses	60,496	52,731
Total Current Liabilities	217,303	76,098

Long-Term Debt, Net	-	216,651
Incentive Obligation	2,455	4,644
Other Long-Term Liabilities	40,212	50,284

Stockholders' Equity:
Preferred Stock, $1.00 Par Value, 2,000,000 Shares Authorized:
9.50% Series A Cumulative Perpetual Preferred Stock, 250,000 Shares Issued and Outstanding at December 31, 2015 and 2014, Respectively	250	250
9.00% Series B Cumulative Perpetual Preferred Stock, 316,250 Shares Issued and Outstanding at December 31, 2015 and 2014, Respectively	316	316
Common Stock, $1.00 Par Value, 20,000,000 Shares Authorized, 7,333,406 and 7,301,657 Shares Outstanding at December 31, 2015 and 2014, Respectively	8,783	8,743
Additional Paid-In Capital	141,497	140,960
Retained Earnings (Deficit)	(27,058)	159,134
Treasury Stock, 1,388,078 Shares at December 31, 2015 and 2014	(25,403)	(25,403)
Accumulated Other Comprehensive Loss	(12,053)	(16,390)
Total Stockholders' Equity	86,332	267,610
Total Liabilities and Stockholders' Equity	$346,302	$615,287

INTERNATIONAL SHIPHOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All Amounts in Thousands)

(Unaudited)

	2015	2014
Cash Flows from Operating Activities:
Net Loss	$(179,693)	$(54,699)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation	23,002	26,984
Amortization of Deferred Charges	16,308	18,840
Amortization of Intangible Assets	2,502	3,714
Deferred Tax	-	10,350
Non-Cash Share Based Compensation	707	1,537
Equity in Net Loss of Unconsolidated Entities, Net	5,039	865
Impairment Loss	154,463	38,213
(Gain) Loss on Sale of Assets	(4,543)	2
Loss on Extinguishment of Debt	585	225
Loss on Foreign Currency Exchange, Net	91	184
(Gain) Loss on Derivatives, Net of Cash Settlements	1,215	(132)
Amortization of Deferred Gains	(3,485)	(4,880)
Other Reconciling Items, net	1,184	218
Changes in operating assets and liabilities:
Deferred Drydocking Charges	(12,816)	(12,517)
Accounts Receivable	6,266	(3,592)
Inventory and Other Current Assets	3,426	(2,482)
Other Assets	(476)	(765)
Accounts Payable and Accrued Liabilities	(4,729)	203
Other Long-Term Liabilities	(1,059)	1,383
Net Cash Provided by Operating Activities	7,987	23,651

Cash Flows from Investing Activities:
Purchases of and Capital Improvements to Property and Equipment	(16,542)	(68,203)
Investment in Unconsolidated Entities	-	(7,887)
Net Change in Restricted Cash Account	(136)	9,105
Cash Proceeds from the State of Louisiana	591	4,579
Cash Proceeds from Sale of Assets	31,025	1,659
Cash Proceeds from Receivable Settlement	3,890	-
Proceeds from Payments on Note Receivables	1,891	3,987
Net Cash Provided by (Used In) Investing Activities	20,719	(56,760)

Cash Flows from Financing Activities:
Proceeds from Line of Credit	5,000	40,500
Payments on Line of Credit	(12,500)	(23,000)
Proceeds from Issuance of Debt	32,000	61,546
Principal Payments on Long Term Debt	(51,441)	(31,082)
Cash Payments to Settle Foreign Currency Contract	(4,033)	-
Additions to Deferred Financing Charges	(2,829)	(1,222)
Dividends Paid	(6,476)	(12,510)
Net Cash Provided by (Used In) Financing Activities	(40,279)	34,232

Net Increase (Decrease) in Cash and Cash Equivalents	(11,573)	1,123
Cash and Cash Equivalents at Beginning of Period	21,133	20,010
Cash and Cash Equivalents at End of Period	$9,560	$21,133